Exhibit 10.4

FORM OF

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

of

BELLRING BRANDS, LLC

Dated as of                     , 2019

i

ii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of BellRing Brands, LLC, a Delaware limited liability company (the “Company”), dated as of                     , 2019, by and among the Company, BellRing Brands, Inc., a Delaware corporation (“Pubco”), Post Holdings, Inc., a Missouri corporation (“Holdings”), and each other Person admitted as a Member pursuant to Section 3.02(a).

RECITALS

WHEREAS, the Company has been heretofore formed as a limited liability company under the Delaware LLC Act (as defined below) pursuant to a certificate of formation which was executed and filed with the Secretary of State of the State of Delaware on November 27, 2013, which certificate of formation was amended (i) pursuant to a certificate of amendment which was executed on January 24, 2014 and filed with the Secretary of State of the State of Delaware on January 27, 2014; (ii) pursuant to a certificate of amendment which was executed on February 13, 2014 and filed with the Secretary of State of the State of Delaware on February 14, 2014; and (iii) pursuant to a certificate of amendment which was executed on August 1, 2019 and filed with the Secretary of State of the State of Delaware on August 2, 2019;

WHEREAS, the Company and its members have previously entered into an amended and restated limited liability company agreement of the Company, dated as of November 24, 2015 (as so amended, the “Existing LLC Agreement”); and

WHEREAS, pursuant to the terms of the Master Transaction Agreement (the “Master Transaction Agreement”), dated as of                     , 2019, by and among the Company, Pubco and Holdings, the parties thereto have agreed to consummate the separation of the Company and its business from Holdings as contemplated thereby and to take the other actions contemplated in such Master Transaction Agreement (collectively, the “Formation Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereto hereby agree to amend and restate the Existing LLC Agreement in its entirety as set forth herein.

ARTICLE I.

DEFINITIONS AND USAGE

Section 1.01. Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the new issuance of Units to such Person.

“Adjusted Capital Account Deficit” means, with respect to any Economic Member, the deficit balance, if any, in such Economic Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Economic Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or Regulatory Agency, as amended, that is binding upon or applicable to such Person or its assets, unless expressly specified otherwise.

“Assumed Tax Liability” means, with respect to an Economic Member, an amount equal to the Tax Rate multiplied by the estimated or actual taxable income of the Company, as determined for U.S. federal income tax purposes, allocated to such Economic Member for the period to which the Assumed Tax Liability relates as determined for federal income tax purposes to the extent not previously taken into account in determining the Assumed Tax Liability, as reasonably determined by the Board; provided that such Assumed Tax Liability shall never cause the pro rata amount distributed to Pubco pursuant to Section 5.03(e) to be less than an amount sufficient to enable Pubco to timely (x) satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities, and (y) meet its obligations pursuant to the Tax Matters Agreement and Tax Receivable Agreement, in each case, as reasonably determined by the Board.

“Black-Out Period” means any “black-out” or similar period under Pubco’s policies covering trading in Pubco’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Capital Account” means the capital account established and maintained for each Economic Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company.

“Carrying Value” means with respect to any Property (other than money), such Property’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Carrying Value of any such Property contributed by a Member to the Company shall be the gross fair market value of such Property, as reasonably determined by the Board;

(ii) The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the Board, at the time of any Revaluation pursuant to Section 5.02(c);

(iii) The Carrying Value of any item of such Properties distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such Property on the date of distribution as reasonably determined by the Board; and

(iv) The Carrying Values of such Properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Properties pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.04(b)(vi); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Carrying Value of such Property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.

“Centralized Partnership Audit Regime” means the centralized partnership audit rules of Sections 6221 through 6241 of the Code, and any regulations promulgated or proposed under any such Sections and any administrative guidance with respect thereto, and any similar rules under state or local tax law.

“Class A Common Stock” means Class A common stock, $0.01 par value per share, of Pubco.

“Class B Common Stock” means Class B common stock, $0.01 par value per share, of Pubco.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” means the Voting Common Unit or a Nonvoting Common Unit.

“Common Unit Redemption Price” means the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock is traded or quoted, as reported by Bloomberg, L.P. or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or is quoted on automated or electronic quotation system, then the Board shall determine the Common Unit Redemption Price in good faith.

“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Person” means (i) each Member or an Affiliate thereof, in each case in such capacity, (ii) each Manager and Officer, in each case in such capacity, (iii) each officer, director, manager, stockholder, member, partner, employee, representative, agent or trustee of a Member or an Affiliate thereof, in all cases in such capacity and (iv) the Partnership Representative.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq.

“DGCL” means the Delaware General Corporation Law, 8 Del. C. §§ 1-101 et seq.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Board.

“Designated Individual” shall be the individual, if any, designated by the Board pursuant to Section 6.01 with respect to Company Audits pursuant to the Centralized Partnership Audit Regime and shall have the meaning set forth in Treasury Regulations Section 301.6223–1(b)(3).

“Disposition Event” means any merger, consolidation or other business combination of Pubco, whether effectuated through one transaction or a series of related transactions (including a tender offer followed by a merger in which the holders of Class A Common Stock receive the same consideration per share paid in the tender offer), unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of common stock of Pubco and series of preferred stock of Pubco that are generally entitled to vote in the election of directors of Pubco prior to such transaction or series of transactions continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.

“Economic Members” means the Members holding Nonvoting Common Units.

“Economic Percentage Interest” means, with respect to any Economic Member, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of Nonvoting Common Units owned of record by such Economic Member and (ii) the denominator of which is the aggregate number of Nonvoting Common Units issued and outstanding. The sum of the outstanding Economic Percentage Interests of all Economic Members shall at all times equal 100%.

“Effective Time” has the meaning set forth in the Master Transaction Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, by and among the Company and each of the parties identified therein.

“Equity Securities” means, with respect to any Person, any (i) limited liability company or partnership interests or shares of capital stock, (ii) equity, ownership, voting, profits or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Fiscal Year” means the Company’s fiscal year, which shall initially end on September 30 of each calendar year or as otherwise required by Section 706 of the Code.

“Formation Date Capital Account Balance” means, with respect to any Economic Member, the positive Capital Account balance of such Member as of immediately following the Formation Transactions, the amount of which is set forth on the Member Schedule.

“Formation Documents” means the Master Transaction Agreement, this Agreement, the Employee Matters Agreement, the Investor Rights Agreement, the Tax Matters Agreement, the Tax Receivable Agreement and the Master Services Agreement.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the date hereof, by and between Pubco and Holdings.

“IPO” means the initial underwritten public offering of Pubco.

“IRS” means the U.S. Internal Revenue Service.

“Master Services Agreement” means the Master Services Agreement, dated as of the date hereof, by and among the Company and each of the other parties identified therein.

“Member” means any Person named as a Member of the Company on the Member Schedule, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be treated as deductible items;

(iii) In the event the Carrying Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Carrying Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b), Section 5.04(c) and Section 5.04(d) shall not be taken into account in computing Net Income or Net Loss.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.04(b), Section 5.04(c) and Section 5.04(d) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Non-Pubco Member” means any Member that is not a Pubco Member.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonvoting Common Units” means the Nonvoting Common Units of the Company, having the rights, privileges and preferences set forth herein.

“Partnership Representative” means the entity or individual designated by the Board in accordance with Section 6.01 with respect to partnership audits and proceedings pursuant to the Centralized Partnership Audit Regime and shall have the meaning set forth in Section 6223(a) of the Code. Unless otherwise stated, all references to Partnership Representative also shall apply to the Designated Individual if the appointment of a Designated Individual is required.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Prime Rate” means the rate that JPMorgan Chase Bank, National Association (or any successor thereto or other major money center commercial bank agreed to by the Board) announces from time to time as its prime lending rate, as in effect from time to time.

“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Pubco Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Pubco, as it may be amended from time to time.

“Pubco Common Stock” means all classes and series of common stock of Pubco, including the Class A Common Stock and the Class B Common Stock.

“Pubco Member” means (i) Pubco and (ii) any Subsidiary of Pubco (other than the Company and its Subsidiaries) that is a Member.

“Redeemed Units Equivalent” means the product of (a) the Share Settlement and (b) the Common Unit Redemption Price.

“Regulatory Agency” means the SEC, the Financial Industry Regulatory Authority, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Relative Percentage Interest” means, with respect to any Member relative to another Member or Members, a fractional amount, expressed as a percentage, the numerator of which is the aggregate number of Units in the applicable class(es) owned of record by such Member; and the denominator of which is (x) the aggregate number of Units in the applicable class(es) owned of record by such Member plus (y) the aggregate number of Units in the applicable class(es) owned of record by such other Member or Members.

“SEC” means the United States Securities and Exchange Commission.

“Share Settlement” means a number of shares of Class A Common Stock equal to the number of Redeemed Units, subject to adjustment as set forth in Section 9.01(e).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Equity Securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.

“Tax Distribution” means a distribution made by the Company pursuant to Section 5.03(e).

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, by and among the Company and each of the other parties identified therein.

“Tax Rate” means the highest marginal U.S. federal and state tax rate applicable to corporations (or, if appropriate, to individuals) (taking into account the deductibility of state and local taxes) determined from time to time by the Board.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date hereof, by and among Pubco and each of the other parties identified therein.

“Trading Day” means a day on which the principal U.S. securities exchange or automated or electronic quoting system on which the Class A Common Stock is traded or quoted is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, direct or indirect, in whole or in part, by operation of law or otherwise, and shall include all matters deemed to constitute a Transfer under Article VIII. The terms “Transferred,” “Transferring,” “Transferor,” “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Treasury Regulations” mean the regulations promulgated under the Code, as amended from time to time.

“Units” means Common Units or any other class of limited liability interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the membership interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Voting Common Unit” means the Voting Common Unit of the Company, having the rights, privileges and preferences set forth herein.

“Voting Member” means Pubco, so long as it is the holder of the Voting Common Unit, or any successor holder of the Voting Common Unit.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Audit	Section 6.01(b)
Board	Section 7.01
Company	Preamble
Confidential Information	Section 12.11(b)
Contribution Notice	Section 9.01(b)
Controlled Entities	Section 10.02(e)
Dissolution Event	Section 11.01(c)
Economic Pubco Security	Section 4.01(a)
e-mail	Section 12.03
Existing LLC Agreement	Recitals
Expenses	Section 10.02(e)
Formation Transactions	Recitals
GAAP	Section 3.03(b)
Holdings	Preamble
Indemnification Sources	Section 10.02(e)
Indemnitee-Related Entities	Section 10.02(e)(i)
Jointly Indemnifiable Claims	Section 10.02(e)(ii)
Manager	Section 7.01
Master Transaction Agreement	Recitals
Member Parties	Section 12.11(a)
Member Schedule	Section 3.01(a)
Non-Affiliated Transferee	Section 8.04
Officers	Section 7.10(a)
Process Agent	Section 12.05(b)
Pubco	Preamble
Pubco Offer	Section 9.01(f)
Redeemed Units	Section 9.01(a)
Redeeming Member	Section 9.01(a)
Redemption	Section 9.01(a)
Redemption Date	Section 9.01(a)
Redemption Notice	Section 9.01(a)
Redemption Right	Section 9.01(a)
Regulatory Allocations	Section 5.04(c)
Retraction Notice	Section 9.01(b)
Revaluation	Section 5.02(c)
Transferor Member	Section 5.02(b)
Withholding Advances	Section 5.06(b)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this

Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. As used in this Agreement, all references to “majority in interest” and phrases of similar import shall be deemed to refer to such percentage or fraction of interest based on the Relative Percentage Interests of the Members subject to such determination. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

ARTICLE II.

THE COMPANY

Section 2.01. Formation. The Company was formed upon the filing of the certificate of formation of the Company with the Secretary of State of the State of Delaware on November 27, 2013. Any authorized officer or representative, as an “authorized person” within the meaning of the Delaware LLC Act, shall file and record any amendments and/or restatements to the certificate of formation of the Company and such other certificates and documents (and any amendments or restatements thereof) as may be required under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. Any such authorized officer or representative shall, on request, provide any Member with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware LLC Act.

Section 2.02. Name. The name of the Company shall be BellRing Brands, LLC; provided that the Board may change the name of the Company to such other name as the Board shall determine in its sole discretion, and the Board shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the Board, may be necessary or advisable to effect such change.

Section 2.03. Term. The Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XI.

Section 2.04. Registered Agent and Registered Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, and the address of such registered agent and the address of the registered office of the Company in the State of Delaware shall be 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808. Such office and such agent may be changed to such place within the State of Delaware and any successor registered agent, respectively, as may be determined from time to time by the Board in accordance with the Delaware LLC Act.

Section 2.05. Purposes. The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, to carry on any lawful act or activities for which limited liability companies may be organized under the Delaware LLC Act.

Section 2.06. Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.

Section 2.07. Partnership Tax Status. The Members intend that the Company shall be treated as a partnership for federal, state and local income tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent thereof. The Members acknowledge and agree that any Subsidiary of the Company that is classified as a partnership or disregarded entity at the time of IPO will not be converted to entity classified as a C corporation for federal income tax purposes.

Section 2.08. Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Board. The Board shall be responsible for the oversight of the Company’s operations and overall performance and strategy, while the management of the day-to-day operations of the business of the Company and the execution of business strategy shall be the responsibility of the Officers and employees of the Company and its Subsidiaries.

Section 2.09. Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries and shall be conveyed only in the name of the Company or its Subsidiaries, and no Member or any other Person, individually, shall have any ownership of such Property.

Section 2.10. Subsidiaries. The Company shall cause the business and affairs of each of the Subsidiaries to be managed by the Board and the Officers and employees of the Company in accordance with and in a manner consistent with this Agreement.

ARTICLE III.

UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01. Units; Admission of Members.

(a) Immediately after the Effective Time, pursuant to the Master Transaction Agreement, (i) the Company hereby establishes a new class of Common Units consisting of one Voting Common Unit having the terms set forth herein, and issues such Voting Common Unit to Pubco as set forth on Schedule A (the “Member Schedule”) and (ii) the Company hereby establishes a new class of Nonvoting Common Units having the terms set forth herein. All limited liability company interests in the Company outstanding as of immediately prior to the Effective Time, all of which are held by Holdings, shall be reclassified into                      Nonvoting Common Units, and the Company hereby issues                      Nonvoting Common Units to Pubco, in each case, as set forth on the Member Schedule. The Member Schedule shall be maintained by the Officers on behalf of the Company in accordance with this Agreement, and the Board shall promptly deliver a copy of the Member Schedule to any Member that so requests. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Officers to reflect such issuance, repurchase, redemption or Transfer, the admission of Additional Members or Substitute Members and the resulting Economic Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

(b) The Board may cause the Company to authorize and issue from time to time such additional Units or other Equity Securities of any type, class or series and having the designations, preferences and/or special rights as may be determined the Board. Such Units or other Equity Securities may be issued pursuant to such agreements as the Board shall approve. When any such additional Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Board to reflect such additional issuances.

Section 3.02. Substitute Members and Additional Members.

(a) No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article VIII) and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Board deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all of the terms and provisions of this Agreement; provided, however, that Transfers which are permitted pursuant to Section 8.02(c), Section 8.02(d), Section 8.02(e) and Section 8.02(f) shall not be subject to clause (ii) of this sentence. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member. In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including the Member Schedule) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.

(b) If a Member shall Transfer all (but not less than all) of its Units, the Member shall thereupon cease to be a Member of the Company.

Section 3.03. Accounting and Tax Information.

(a) Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Board or the Officers of the Company in accordance with this Agreement and Applicable Law. In making such decisions, the Board and the Officers of the Company may rely upon the advice of the independent accountants of the Company.

(b) Records and Accounting Maintained. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in all material respects in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”) and in accordance with Sections 6.1 and 6.2 of the Master Transaction Agreement. The Fiscal Year of the Company shall be used for financial reporting and for federal income tax purposes.

(c) Financial Reports. To the extent required under Applicable Law, the Formation Documents or such other agreements by which the Company may be bound from time to time or as otherwise determined by the Board, the books and records of the Company shall be audited as of the end of each Fiscal Year by an accounting firm selected by the Board.

(d) Tax Returns.

(i) The Company shall timely prepare, or cause to be prepared by an accounting firm selected by the Board, all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of any Member, the Company shall furnish to such Member a copy of each such tax return;

(ii) The Company shall furnish to each Member (a) as soon as reasonably practical after the end of each Fiscal Year, all information concerning the Company and its Subsidiaries required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including Schedule K-1) indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns and (b) as soon as reasonably possible after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes; and

(iii) So long as it holds at least a 5% Economic Percentage Interest, Holdings shall be entitled to review and comment on any tax returns or reports to be prepared pursuant to this Section 3.03(d) at least sixty days prior to the due date for the applicable tax return or report (including extensions). Holdings shall notify the Company no later than thirty days after receipt of a tax return or report of any changes recommended thereby to such return or report. The Company shall consider in good faith all reasonable comments of Holdings to such tax returns or reports. If the Company does not accept any such comment, the Company shall notify Holdings, as applicable, of that fact. If within five days of such notification, Holdings requests in writing a review of a rejected comment, the Company shall cause its regular tax advisors to review the comment and consult with Holdings. The determination of the tax advisors following such review and consultation shall definitively determine the position taken on the Company’s tax return or report.

(e) Inconsistent Positions. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless such Member notifies the Company of the different position the Member desires to take and provides a tax opinion from a nationally recognized advisor to the effect that the position adopted by the Company is not supported by substantial authority.

Section 3.04. Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal executive office or at such other location determined by the Board. No Member (other than, so long as each holds an interest in the Company, Pubco and Holdings) shall have any right to inspect the books and records of the Company or any of its Subsidiaries.

ARTICLE IV.

PUBCO OWNERSHIP; RESTRICTIONS ON PUBCO STOCK

Section 4.01. Pubco Ownership.

(a) If at any time Pubco issues a share of Class A Common Stock or any other Equity Security of Pubco entitled to any economic rights (including, without limitation, in the IPO or pursuant to equity compensation plans or outstanding options, rights, warrants or other awards thereunder or pursuant to Share Settlements of Redemptions under Article IX) (an “Economic Pubco Security”) with regard thereto (not including, for the avoidance of doubt, the Class B Common Stock or other Equity Security of Pubco not entitled to any economic rights with respect thereto), (i) the Company shall issue to Pubco one Nonvoting Common Unit (if Pubco issues a share of Class A Common Stock) or such other Equity Security of the Company (if Pubco issues an Economic Pubco Security other than Class A Common Stock) corresponding to the Economic Pubco Security, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic Pubco Security and (ii) the net proceeds received by Pubco with respect to the corresponding Economic Pubco Security, if any, shall be concurrently contributed to the Company; provided, however, that if Pubco issues any Economic Pubco Securities, some or all of the net proceeds of which are to be used to fund expenses or other obligations of Pubco for which Pubco would be permitted a distribution pursuant to Section 5.03(c), then Pubco shall not be required to transfer such net proceeds to the Company which are used or will be used to fund such expenses or obligations (but the Capital Account of Pubco shall be increased by the amount of such net proceeds not contributed to the Company), and provided, further, that if Pubco issues any shares of Class A Common Stock in order to purchase or fund the purchase from a Non-Pubco Member of a number of Nonvoting Common Units or to purchase or fund the purchase of shares of Class A Common Stock, in each case equal to the number of shares of Class A Common Stock issued (including, in each case, by way of exchange), then the Company shall not issue any new Nonvoting Common Units in connection therewith and Pubco shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to the Person from which such purchase was made).

(b) Notwithstanding Section 4.01(a), this Article IV shall not apply (i) to the issuance and distribution to holders of shares of Pubco Common Stock of rights to purchase Equity Securities of Pubco under a “poison pill” or similar stockholders rights plan (it being understood that upon a Redemption, such Class A Common Stock will be issued together with a corresponding right) or (ii) to the issuance under Pubco’s employee benefit plans or directors’ compensation plan of any warrants, options or other rights to acquire Equity Securities of Pubco or rights or property that may be converted into or settled in Equity Securities of Pubco, but shall in each of the foregoing cases apply to the issuance of Equity Securities of Pubco in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

Section 4.02. Restrictions on Pubco Common Stock.

(a) Except as otherwise determined by the Board in accordance with Section 4.02(d), (i) the Company may not issue any additional Nonvoting Common Units to Pubco or any of its Subsidiaries unless substantially simultaneously therewith, Pubco or such Subsidiary issues or sells an equal number of shares of Class A Common Stock to another Person and (ii) the Company may not issue any other Equity Securities of the Company to Pubco or any of its Subsidiaries unless substantially simultaneously therewith, Pubco or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of Pubco or such Subsidiary with substantially the same rights to dividends and distributions (including dividends and distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company.

(b) Except as otherwise determined by the Board in accordance with Section 4.02(d), (i) Pubco or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A Common Stock unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from Pubco an equal number of Nonvoting Common Units for the same price per security (or, if Pubco uses funds received from prior distributions from the Company or other funds available to Pubco that were not provided by the Company or the net proceeds from an issuance of shares of Class A Common Stock to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number of Nonvoting Common Units for no consideration) and (ii) Pubco or any of its Subsidiaries may not redeem or repurchase any other Equity Securities of Pubco unless substantially simultaneously therewith, the Company redeems or repurchases from Pubco an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including dividends and distributions upon liquidation) or other economic rights as those of such Equity Securities of Pubco for the same price per security (or, if Pubco uses funds received from distributions from the Company or the net proceeds from an issuance of Equity Securities other than Class A Common Stock to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number of its corresponding Equity Securities for no consideration). Except as otherwise determined by the Board in accordance with Section 4.02(d): (x) the Company may not redeem, repurchase or otherwise acquire Nonvoting Common Units from Pubco or any of its Subsidiaries unless substantially simultaneously therewith Pubco or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof (except that if the Company cancels Nonvoting Common Units for no consideration as described in Section 4.02(b)(i), then the price per security need not be the same) and (y) the Company may not redeem, repurchase or otherwise acquire any other Equity Securities of the Company from Pubco or any of its Subsidiaries unless substantially simultaneously therewith Pubco or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of Pubco of a corresponding class or series with substantially the same rights to dividends and distributions (including dividends and distributions upon liquidation) and other economic rights as those of such Equity Securities of Pubco (except that if the Company cancels Equity Securities for no consideration as described in Section 4.02(b)(ii), then the price per security need not be the same). Notwithstanding the immediately preceding sentence, if any consideration payable to Pubco in connection with the exercise of options or warrants issued for shares of Class A Common Stock consists (in whole or in part) of shares or other Equity Securities of Pubco (including, for the avoidance of doubt, in connection with the cashless or net exercise of an option or warrant), then the redemption or repurchase of the corresponding Nonvoting Common Units or other Equity Securities of the Company shall be effectuated in a substantially equivalent manner (except if the Company cancels Nonvoting Common Units or other Equity Securities for no consideration as described in this Section 4.02(b)).

(c) The Company shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Nonvoting Common Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Class A Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. Pubco shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Class A Common Stock unless accompanied by a substantively identical subdivision or combination of the outstanding Nonvoting Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(d) Notwithstanding anything to the contrary in this Article IV:

(i) if at any time the Board shall determine that any debt instrument of Pubco, the Company or its Subsidiaries shall not permit Pubco or the Company to comply with the provisions of Section 4.02(a) or Section 4.02(b) in connection with the issuance, redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of Pubco or any of its Subsidiaries or any Units or other Equity Securities of the Company, then the Board may in good faith implement an economically equivalent alternative arrangement without complying with such provisions; provided that such arrangement shall also be subject to the prior written consent (not to be unreasonably withheld) of Holdings, so long as it holds at least a 10% Economic Percentage Interest; and

(ii) if (x) Pubco incurs any indebtedness and desires to transfer the proceeds of such indebtedness to the Company and (y) Pubco is unable to lend the proceeds of such indebtedness to the Company on an equivalent basis because of restrictions in any debt instrument of Pubco, the Company or its Subsidiaries, then notwithstanding Section 4.02(a) or Section 4.02(b), the Board may in good faith implement an economically equivalent alternative arrangement in connection with the transfer of proceeds to the Company using non-participating preferred Equity Securities of the Company without complying with such provisions; provided that such arrangement shall also be subject to the prior written consent (not to be unreasonably withheld) of Holdings, so long as it holds at least a 10% Economic Percentage Interest.

ARTICLE V.

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS

Section 5.01. Capital Contributions.

(a) From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in Section 4.01(a) or Section 9.02.

(b) Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other property of the Company.

Section 5.02. Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Economic Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) Each Economic Member listed on the Member Schedule shall be credited with the Formation Date Capital Account Balance set forth on the Member Schedule. The Member Schedule shall be amended after the closing of the IPO and from time to time (without the consent or approval of any Member) to reflect adjustments to the Economic Members’ Capital Accounts made in accordance with Section 5.02(a)(ii), Section 5.02(a)(iii), Section 5.02(a)(iv), Section 5.02(c) or otherwise.

(ii) To each Economic Member’s Capital Account there shall be credited: (A) such Economic Member’s Capital Contributions (without duplication for any amounts credited to such Member’s Capital Account under Section 5.02(a)(i)), (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii) To each Economic Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.04 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of Section 5.02(a)(ii) and Section 5.02(a)(iii) there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Board shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Board may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XI upon the dissolution of the Company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(c) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) the distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)) and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Members.

(d) Withdrawal/Distribution Limitations. No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e) Per Unit Determination. Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member.

Section 5.03. Amounts and Priority of Distributions.

(a) Distributions Generally. Except as otherwise provided in Section 11.02, distributions shall be made to the Economic Members as set forth in this Section 5.03, at such times and in such amounts as the Board, in its sole discretion, shall determine; provided, however, that no distribution will be made hereunder to the extent such distribution would have the effect of rendering the Company insolvent. For purposes of the foregoing sentence, “insolvent” means the inability of the Company to pay its debts as they become due in the usual course of business. For the avoidance of doubt, the Voting Member shall not be entitled to receive any distributions hereunder in its capacity as Voting Member.

(b) Distributions to the Members. Subject to Section 5.03(e), at such times and in such amounts as the Board, in its sole discretion, shall determine, distributions shall be made to the Economic Members in proportion to their respective Economic Percentage Interests.

(c) Pubco Distributions. Notwithstanding the provisions of Section 5.03(b), the Board, in its sole discretion, may authorize that cash be paid to Pubco (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of Nonvoting Common Units held by Pubco to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of shares of Class A Common Stock in accordance with Section 4.02(b). For the avoidance of doubt, distributions made under this Section 5.03(c) may not be used to pay or facilitate dividends or distributions on the Pubco Common Stock and must be used solely for the express purpose set forth under this Section 5.03(c).

(d) Distributions in Kind. Any distributions to the Economic Members in kind shall be made at such times and in such amounts as the Board, in its sole discretion, shall determine based on their fair market value, as determined by the Board, in the same proportions as if distributed in accordance with Section 5.03(b), with all Economic Members participating in proportion to their respective Economic Percentage Interests. If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Economic Member.

(e) Tax Distributions. Notwithstanding any other provision of this Section 5.03 to the contrary, to the extent permitted by Applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Board, the Company, subject to availability of sufficient cash, shall make quarterly cash distributions by wire transfer of immediately available funds pursuant to this Section 5.03(e) to each Economic Member pro rata, in accordance with the Member’s Economic Percentage Interest, at least two Business Days prior to the date on which any U.S. federal corporate estimated tax payments are due, until each Member has received an amount at least equal to its Assumed Tax Liability, if any, less the amounts previously distributed under Section 5.03 in the then-current taxable year (or portion thereof); provided that none of the Company, the Board or any Manager, officer or employee of the Company shall have any liability to any Member in connection with any underpayment of estimated taxes, so long as cash distributions are made in accordance with this Section 5.03(e) and the Assumed Tax Liability is determined as provided in the definition of Assumed Tax Liability. For the avoidance of doubt, Tax Distributions shall be made to all Members on a pro rata basis in accordance with their Economic Percentage Interests, notwithstanding the differing actual tax liabilities of such Members. If, on a Tax Distribution date, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Tax Distributions pursuant to this Section 5.03(e) shall be made to the Members to the extent of available funds in proportion to the amounts that would be otherwise distributable under this Section 5.03(e), and the Company shall make future Tax Distributions as soon as funds become available sufficient to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled.

(f) Assignment. Holdings shall have the right to assign to any Transferee of Nonvoting Common Units, pursuant to a Transfer made in compliance with this Agreement, the right to receive any portion of the amounts distributable or otherwise payable to Holdings pursuant to Section 5.03(b).

Section 5.04. Allocations.

(a) Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Economic Members in a manner such that the Capital Account of each Economic Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Economic Member pursuant to Section 5.03(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 5.03(b), to the Economic Members immediately after making such allocation minus (ii) such Economic Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Economic Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Economic Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Economic Member pursuant thereto, and shall be calculated so as to result in the smallest and non-duplicative minimum gain chargebacks. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Economic Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Economic Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Economic Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Economic Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Economic Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Economic Member as promptly as possible; provided that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Economic Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.04(b)(iii) were not in this Agreement.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Board consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Economic Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of an Economic Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss. (B) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to an Economic Member in complete liquidation of such Economic Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Economic Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Economic Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c) Curative Allocations. The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Economic Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.04(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Economic Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Economic Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 5.04(a).

(d) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Economic Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Economic Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04, the limitation set forth in this Section 5.04(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Economic Member as a result of such limitation shall be allocated to the other Economic Members in accordance with the positive balances in such Economic Members’ Capital Accounts so as to allocate the maximum permissible Net Loss to each Economic Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.04(d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).

Section 5.05. Other Allocation Rules.

(a) Interim Allocations Due to Percentage Adjustment. If an Economic Percentage Interest is the subject of a Transfer or the Economic Members’ interests in the Company change pursuant to the terms of this Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Economic Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change) in accordance with Section 706 of the Code and the Treasury Regulations promulgated thereunder as determined by the Board and the amounts of the items so allocated to each such portion shall be credited or charged to the Members, with the consent of Holdings (so long as it remains a Member), in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question.

(b) Tax Allocations. In accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations Section 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the traditional allocation method under Treasury Regulations Section 1.704-3(b). The Company shall make curative allocations of the resulting tax gain or loss from the sale or disposition of any Property in a manner that is intended to offset the effect of the cumulative amount of any “ceiling rule limitations” with respect to allocations of depreciation or amortization deductions in respect of such Property in the current and all prior Fiscal Years, as outlined in Treasury Regulations Section 1.704-3(c)(3).

(c) Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof) and Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Economic Member’s Capital Account or share of Net Income, Net Loss, other items or distributions pursuant to any provision of this Agreement. To the extent permissible under Applicable Law, the Board shall allocate the “nonrecourse liabilities” of the Company for purposes of Treasury Regulations Section 1.752-3(a) in a manner that avoids the recognition by the Economic Members of gain pursuant to Section 731(a) of the Code or reduces the aggregate recognition of such gain by the Economic Members for the relevant Fiscal Year, provided that such allocation shall be subject to the approval of Holdings (such approval not to be unreasonably withheld, conditioned or delayed).

Section 5.06. Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If requested by the Company, each Economic Member shall, if able to do so, deliver to the Company: (A) an affidavit, in a form satisfactory to the Company, that the applicable Economic Member (or its partners, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other law (including under the Centralized Partnership Audit Regime and Section 1446(f) of the Code); (B) any certificate that the Company may reasonably request with respect to any such laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Economic Member’s status under such law. In the event that an Economic Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), the Company may withhold amounts from such Economic Member in accordance with Section 5.06(b).

(ii) After receipt of a written request of any Economic Member, the Company shall provide such information to such Economic Member and take such other action as may be reasonably necessary to assist such Economic Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any taxing authority with respect to amounts distributable or items of income allocable to such Economic Member hereunder to the extent not adverse to the Company or any Member. In addition, the Company shall, at the request of any Economic Member, make or cause to be made any such filings, applications or elections referred to in the preceding sentence; provided that any such requesting Economic Member shall cooperate with the Company with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Economic Member or, if there is more than one requesting Economic Member, by such requesting Economic Members in accordance with their Relative Percentage Interests.

(b) Withholding Advances. To the extent the Company is required by Applicable Law to withhold or to otherwise make tax payments on behalf of or with respect to any Economic Member (e.g., backup withholding, or withholding (or deduction from amounts otherwise due to such Member under this Agreement) of amounts due under the Centralized Partnership Audit Regime or Section 1446(f) of the Code) (“Withholding Advances”), the Company may withhold or deduct from amounts otherwise due under this Agreement such amounts and make such tax payments as so required.

(c) Repayment of Withholding Advances. All Withholding Advances made on behalf of an Economic Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Economic Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Board, be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Economic Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Economic Member. Whenever repayment of a Withholding Advance by an Economic Member is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement, such Economic Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d) Withholding Advances — Reimbursement of Liabilities. Each Economic Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Economic Member (including penalties imposed with respect thereto).

(e) Survival. The provisions of this Section 5.06, including any obligations arising therefrom, shall survive the dissolution of the Company or the termination of the Member’s interest in the Company and shall remain binding on the Member.

ARTICLE VI.

CERTAIN TAX MATTERS

Section 6.01. Partnership Representative.

(a) Initial Partnership Representative. The Board shall designate the Partnership Representative (and if the Partnership Representative is an entity, an individual to serve as the Designated Individual) of the Company.

(b) Authority. Notwithstanding anything to the contrary herein, all decisions and all actions, including the making of (and decision not to make) elections, that the Partnership Representative is authorized to make or do under the Centralized Partnership Audit Regime or this Agreement may be made by the Partnership Representative only as directed by the Board. The Partnership Representative shall keep the Board fully and timely informed by written notice of any pending or threatened tax action, investigation, claim, controversy or other proceedings involving the Company (each, an “Audit”), as well as the commencement of any Audit, the current developments and status of any Audit and the availability of elections, options and different possible actions involving any Audit. Each Member shall fully and timely cooperate with the Partnership Representative for purposes of carrying out the Partnership Representative’s duties as set forth under the Centralized Partnership Audit Regime. The Partnership Representative shall keep each Member informed of all administrative and judicial tax proceedings; provided, however, that in no event shall the Partnership Representative settle any Audit (i) that could reasonably be expected to have a significant adverse effect on Pubco without the consent (not to be unreasonably withheld) of Pubco and (ii) without the consent of Holdings if such settlement relates to the treatment of Holdings’ transfer of assets and liabilities to the Company. In addition, the Company shall, upon reasonable request by the Members, cooperate and provide information and access to books and records as is necessary or desirable to assist Members in connection with any Audit related to income of the Company.

(c) Elections/Adjustments. The Partnership Representative shall have the right to make an annual election under Section 6221(b) of the Code (if eligible) on the Company’s tax return or in connection with an audit, an election under Section 6226 of the Code. If an election under Section 6226 of the Code is made, the Partnership Representative shall furnish to each Member for the year under Audit a statement of the Member’s share of the Member’s assessment as set forth in the Notice of Final Partnership Administrative Adjustment, and each Member shall take such adjustment into account as required under Section 6226(b) of the Code. If the Partnership Representative elects to apply the procedures set forth in Section 6225(c)(2)(A) of the Code (the “amended return option”) or Section 6225(c)(2)(B) of the Code (the “pull in option”), each Member agrees (i) to cooperate with, and to provide on a timely basis to the Partnership Representative, all information required to comply with either the amended return option or the pull in option, and (ii) upon the request of the Partnership Representative, to file any amended U.S. federal income tax return and pay any tax due in connection with such tax return in accordance with Section 6225(c) of the Code (as determined in the Board’s reasonable discretion, taking into account relevant factors) within ten calendar days prior to the date the amount is owed to the IRS (which amount shall not be treated as a Capital Contribution); provided, however, that in no event shall Holdings or Pubco be required to file any such amended U.S. federal income tax return without its prior written consent.

(d) Expenses. Any direct or indirect cost incurred by the Partnership Representative, acting in its capacity as such, shall be deemed costs and expenses of the Company, and the Company shall reimburse the Partnership Representative for such amounts.

(e) Survival. The provisions of this Section 6.01, including any obligations arising therefrom, shall survive the termination of the Company or the termination of the Member’s interest in the Company and shall remain binding on the Member, the Board, and the Company for the period of time necessary to resolve with the IRS or other federal, state or applicable local tax agency any and all tax matters relating to the Company for taxable years that are subject to the Centralized Partnership Audit Regime.

Section 6.02. Section 754 Election. The Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes shall have in effect an election under Section 754 of the Code (and a corresponding election under state and local law, as applicable) for each taxable year, and the Board shall not take any action to revoke such election.

ARTICLE VII.

MANAGEMENT OF THE COMPANY

Section 7.01. Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each, a “Manager”) who shall be appointed in accordance with the provisions of Section 7.02. No Manager need be a Member. Except as otherwise specifically set forth in this Agreement, each member of the Board shall be deemed to be a “manager” for purposes of applying the Delaware LLC Act. Except as expressly provided in this Agreement or the Delaware LLC Act, none of the Members shall have management authority or rights over the Company or its Subsidiaries. The Board and the Officers of the Company are, to the extent of their respective rights and powers set forth in this Agreement, agents of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Board and the Officers of the Company, taken in accordance with such rights and powers shall bind the Company (and none of the Members shall have such right). The Board shall be responsible for the oversight of the Company’s operations and overall performance and strategy, while the management of the day-to-day operations of the business of the Company and the execution of business strategy shall be the responsibility of the Officers and employees of the Company and the officers and employees of its Subsidiaries. Except as expressly provided in this Agreement, the Board shall have all necessary powers to carry out the purposes, business and objectives of the Company and its Subsidiaries. The Board may delegate to Members, employees, Officers or agents of the Company or any Subsidiary in its discretion the authority to sign agreements and other documents on behalf of the Company or any Subsidiary.

Section 7.02. Board Composition; Vacancies.

(a) The number of Managers constituting the Board shall be fixed by the Voting Member from time to time, but shall not be less than five nor more than twelve members. Any vacancies in the Board that occur for any reason, including vacancies that occur by reason of an increase in the number of Managers, may be filled only by the Voting Member.

(b) The Managers shall elect one of the members of the Board to be chairperson of the Board. The chairperson shall preside at all meetings of the Board, unless absent from such meeting, in which case, if there is a quorum, the Managers present may elect another Manager to preside at such meeting.

Section 7.03. Removal; Resignation. A Manager may be removed at any time, with or without cause, by the Voting Member. A Manager may resign at any time from the Board by delivering his or her written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

Section 7.04. Meetings.

(a) Regular meetings of the Board shall be held on such days and at such times and places either within or without the State of Delaware as shall from time to time be fixed by the chairperson of the Board. Notice of such regular meetings need not be given. Special meetings of the Board may be held at any day, time and place, within or without the State of Delaware, upon the call of the chairperson of the Board or the president or other chief executive officer of the Company, by oral, written, e-mail or other electronically transmitted notice duly given, sent or mailed to each Manager, at such Manager’s last known address, not less than twenty-four hours before such meeting; provided, however, that any Manager may, at any time, in writing or by e-mail or other electronic transmission, waive notice of any meeting at which he or she may not be or may not have been present. Attendance of a Manager at any meeting shall constitute a waiver of notice of the meeting, except where a Manager attends a meeting for the sole and express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting. Rules of procedure for the conduct of such meetings may be adopted by resolution of the Board.

(b) Members of the Board or of any committee designated by the Board may participate in a meeting of the Board or committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner shall constitute presence in person at the meeting.

(c) Each Manager shall have one vote on all matters submitted to the Board or any committee thereof.

Section 7.05. Action By Written Consent. Notwithstanding anything herein to the contrary, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if a majority of the Managers or the majority of the members of such committee, as the case may be, execute a consent thereto in writing, or by electronic transmission, setting forth the action so taken. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and shall be filed with the minutes of proceedings of the Board or such committee, as applicable.

Section 7.06. Quorum. A majority of the Board then in office shall constitute a quorum at all meetings of the Board, and the act of the majority of the Managers present at any meeting at which a quorum is present shall be the act of the Board, unless a greater number of Managers is required by the Company’s Certificate of Formation, this Agreement or by Applicable Law. At any meeting of Managers, whether or not a quorum is present, the Managers present thereat may adjourn the same from time to time without notice other than announcement at the meeting. A Manager who may be disqualified, by reason of personal interest, from voting on any particular matter before a meeting of the Board may nevertheless be counted for the purpose of constituting a quorum of the Board.

Section 7.07. Compensation. The Board may, by resolution passed by a majority of the Board, fix the terms and amount of compensation payable to any Person for his or her services as Manager, if he or she is not otherwise compensated for services rendered as an Officer or employee of the Company, as an officer or employee of any Subsidiary of the Company, as an officer or employee of Holdings or any Subsidiary of Holdings or as a director of Pubco; provided, however, that any Manager may be reimbursed for reasonable and necessary expenses of attending meetings of the Board, or otherwise incurred for any Company purpose; and provided, further, that members of any special or standing committee of Managers also may be allowed compensation and expenses similarly incurred. Nothing herein contained shall be construed to preclude any Manager from serving the Company, any Subsidiary of the Company, Holdings, any Subsidiary of Holdings (other than the Company and its Subsidiaries), Pubco or any of their respective Affiliates in any other capacity and receiving compensation therefor.

Section 7.08. Committees. The Board may, by resolution passed by a majority of the entire Board, designate two or more Managers to constitute an executive committee of the Board which shall have and exercise all of the authority of the Board in the management of the Company, in the intervals between meetings of the Board. In addition, the Board may appoint any other committee or committees, with such members, functions and powers as the Board may designate. The Board shall have the power at any time to fill vacancies in, to change the size or membership of or to dissolve any one or more of such committees. Each such committee shall have such name as may be determined by the Board, and shall keep regular minutes of its proceedings and report the same to the Board for approval as required. At all meetings of a committee, a majority of the committee members then in office shall constitute a quorum for the purpose of transacting business, and the acts of a majority of the committee members present at any meeting at which there is a quorum shall be the acts of the committee. A Manager who may be disqualified, by reason of personal interest, from voting on any particular matter before a meeting of a committee may nevertheless be counted for the purpose of constituting a quorum of the committee.

Section 7.09. Decisions by the Members. Except as expressly provided herein (including with respect to any special approval rights granted to Holdings hereunder), no Members nor any class of Members shall have any voting rights nor the power or authority to vote, approve or consent to any matter or action taken by the Company. Except as otherwise provided herein, any proposed matter or action subject to the vote, approval or consent of the Members shall require the approval of the Board.

Section 7.10. Officers.

(a) Appointment of Officers. The Board may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Board determines are necessary and appropriate. No Officer need be a Member. An individual may be appointed to more than one office.

(b) Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Board from time to time, and shall be responsible for carrying out the Company’s business and affairs on a day-to-day basis, including the execution of business strategy of the Company and its Subsidiaries.

(c) Removal, Resignation and Filling of Vacancy of Officers. The Board may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Board.

Section 7.11. Reimbursement for Expenses. The Members acknowledge and agree that, upon consummation of the IPO, Pubco’s Class A Common Stock is and will continue to be publicly traded and therefore Pubco will have access to the public capital markets and that such status and the services performed by Pubco will inure to the benefit of the Company and all Members; therefore, Pubco shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including all fees, expenses and costs of Pubco associated with being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. To the extent practicable, expenses incurred by Pubco on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to Pubco or any of its Affiliates by the Company pursuant to this Section 7.11 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts. Notwithstanding the foregoing, the Company shall not bear any income tax obligations of Pubco or any payments made pursuant to the Tax Matters Agreement or Tax Receivable Agreement.

ARTICLE VIII.

TRANSFERS OF INTERESTS

Section 8.01. Restrictions on Transfers.

(a) Except as expressly permitted by Section 8.02, and subject to Section 8.01(b), Section 8.01(c), Section 8.01(d) and Section 8.04, any underwriter lock-up agreement applicable to such Member and/or any other agreement between such Member and the Company, Pubco or any of their controlled Affiliates, without the prior written approval of the Board, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto. Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio.

(b) Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VIII that:

(i) the Transferor shall have provided to the Company prior written notice of such Transfer; and

(ii) the Transfer shall comply with all Applicable Laws.

(c) Notwithstanding any other provision of this Agreement to the contrary, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Board, would cause the Company to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and the Treasury Regulations promulgated thereunder.

(d) Any Transfer of Units pursuant to this Agreement, including this Article VIII, shall be subject to the provisions of Section 3.01 and Section 3.02.

Section 8.02. Certain Permitted Transfers. Notwithstanding anything to the contrary herein, the following Transfers shall be permitted without the prior written consent of the Board pursuant to Section 8.01:

(a) Any Transfer by any Member of its Units pursuant to a Pubco Offer or Disposition Event;

(b) Any Transfer of Units or other Equity Securities by Holdings or its Affiliates (other than Pubco or any of its Subsidiaries) to any Person; provided that this Section 8.02(b) shall not apply to any Transfers otherwise described in Section 8.02(c), Section 8.02(d), Section 8.02(e) or Section 8.02(f); provided further that any Transfer in reliance on this Section 8.02(b) shall be subject to Section 8.04;

(c) Any Transfer by any Member of its Units in connection with a Redemption pursuant to Article IX;

(d) Any Transfer of Registrable Securities (as such term is defined in the Investor Rights Agreement) in accordance with the Investor Rights Agreement;

(e) Any Transfer by Holdings of Units or any other Equity Securities to the shareholders of Holdings in connection with any distribution of any direct or indirect interest of Holdings in the Company (including transfers to a Subsidiary of Holdings in connection with a transaction that is intended to satisfy the requirements of Section 355 or Section 368 of the Code (whether or not accompanied by a merger of such Subsidiary with Pubco or any of its Subsidiaries)); or

(f) Any Transfer of shares of Class A Common Stock.

Section 8.03. Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

Section 8.04. Class B Common Stock Voting Rights. In connection with any (i) Transfer by Holdings or its Affiliates (other than Pubco or any of its Subsidiaries) of any Nonvoting Common Units to any Person other than Holdings, any Affiliates of Holdings or Pubco or any of its Subsidiaries (each, a “Non-Affiliated Transferee”) in reliance on Section 8.02(b), or (ii) issuance of additional Nonvoting Common Units by the Company to any Non-Affiliated Transferee, in either case, the holder of the share of Class B Common Stock shall either grant to such Non-Affiliated Transferee a written proxy, or enter into a written voting agreement or other voting arrangement with such Non-Affiliated Transferee, in either case, which shall provide as follows:

(a) the specific number or percentage of votes to which the share of Class B Common Stock is entitled that is covered by such proxy, agreement or other arrangement;

(b) so long as the holder of the share of Class B Common Stock and its Affiliates (other than Pubco or any of its Subsidiaries) hold in the aggregate more than fifty percent (50%) of the Nonvoting Common Units, such Non-Affiliated Transferee shall have the right, in its discretion, to direct the holder of the share of Class B Common Stock to cast a number of votes to which the outstanding share of Class B Common Stock is entitled on all matters on which stockholders in Pubco generally are entitled to vote (whether at a meeting of stockholders or by written consent) as set forth in such proxy, agreement or other arrangement, which, for the avoidance of doubt, need not provide for any such right until the occurrence of the event described in Section 8.04(c);

(c) in the event that, as of the record date for any meeting of the Pubco stockholders at which such stockholders are entitled to vote, the holder of the share of Class B Common Stock and its Affiliates (other than Pubco or any of its Subsidiaries) holds in the aggregate fifty percent (50%) or less of the Nonvoting Common Units outstanding as of such record date, such Non-Affiliated Transferee shall have the right, in its discretion, to direct the holder of the share of Class B Common Stock to cast a number of votes to which the outstanding share of Class B Common Stock is entitled on all matters on which stockholders in Pubco generally are entitled to vote equal to the number of Nonvoting Common Units held by such Non-Affiliated Transferee (and, for the avoidance of doubt, in the event no such direction is provided by such Non-Affiliated Transferee, the holder of the share of Class B Common Stock shall not otherwise have the right to cast such number of votes subject to such proxy, agreement or other arrangement for which no direction was provided); and

(d) in the event of a subsequent Transfer by the Non-Affiliated Transferee of Nonvoting Common Units to another Person (which must be permitted by and pursuant to the terms of this Agreement), the Transferor’s rights under the proxy, agreement or other arrangement referenced in this Section 8.04 shall automatically be deemed assigned or transferred, in whole or in part, to such acquiring Person to the extent it acquires associated Nonvoting Common Units; provided, however, that such rights shall not extend to any Affiliates of the holder of the share of Class B Common Stock, and the Transfer of any Nonvoting Common Units by any Non-Affiliated Transferee to the holder of the share of Class B Common Stock or any of its Affiliates (including, for the avoidance of doubt, Pubco or the Company) shall constitute a revocation of the rights granted under such proxy, agreement or other arrangement with respect to such Nonvoting Common Units.

ARTICLE IX.

REDEMPTION

Section 9.01. Redemption Right of a Member.

(a) Subject to the provisions set forth in this Section 9.01, each Member (other than Pubco) shall be entitled to cause the Company to redeem (a “Redemption”) its Nonvoting Common Units (the “Redemption Right”) at any time (subject to any applicable lock-up agreements). A Member desiring to exercise its Redemption Right (the “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to Pubco. The Redemption Notice shall specify the number of Nonvoting Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than seven (7) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Board in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided that the Company, Pubco and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further that a Redemption may be conditioned on (i) the Redeeming Member having entered into a valid and binding agreement with a third party for the sale of shares of Class A Common Stock that may be distributed to the Redeeming Member in connection with such proposed Redemption (whether in a tender or exchange offer, private sale or otherwise) and such agreement is subject to customary closing conditions for agreements of such kind and the delivery of the Class A Common Stock by the Redeeming Member to such third party, (ii) the closing of an announced merger, consolidation or other transaction in which the shares of Class A Common Stock that may be distributed to the Redeeming Member in connection with such proposed Redemption would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property and/or (iii) the closing of an underwritten distribution of the shares of Class A Common Stock that may be distributed to the Redeeming Member in connection with such proposed Redemption. Unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 9.01(b) or has revoked or delayed a Redemption as provided in Section 9.01(c), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date): (A) the Redeeming Member shall transfer and surrender the Redeemed Units to the Company, free and clear of all liens and encumbrances, and (B) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 9.01(b), and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Nonvoting Common Units equal to the difference (if any) between the number of Nonvoting Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (A) of this Section 9.01(a) and the Redeemed Units.

(b) In exercising its Redemption Right, a Redeeming Member shall be entitled to receive the Share Settlement or the Cash Settlement; provided that the Company shall have the option (as determined by the Board) as provided in Section 9.02 and subject to Section 9.01(d) to select whether the redemption payment is made by means of a Share Settlement or a Cash Settlement. Within three (3) Business Days of delivery of the Redemption Notice, the Company shall give written notice (the “Contribution Notice”) to Pubco and to the Redeeming Member of its intended settlement method; provided that if the Company does not timely deliver a Contribution Notice, the Company shall be deemed to have elected the Share Settlement method. If the Company elects the Cash Settlement method, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to Pubco) within two (2) Business Days of delivery of the Contribution Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and Pubco’s rights and obligations under this Section 9.01 arising from the Redemption Notice.

(c) In the event the Company elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) Pubco shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) Pubco shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption; (iv) Pubco shall have disclosed to such Redeeming Member any material non-public information concerning Pubco, the receipt of which could reasonably be determined to result in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information, and Pubco does not permit such Redeeming Member to disclose such information; (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption; (viii) Pubco shall have failed to comply in all material respects with its obligations under the Investor Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of the Class A

Common Stock to be received upon such redemption pursuant to an effective registration statement or (ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided that in no event shall the Redeeming Member seek to revoke its Redemption Notice or delay the consummation of such Redemption in reliance on any of the matters contemplated in clauses (i) through (ix) above if the Redeeming Member shall have controlled or intentionally materially influenced any facts, circumstances or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of Pubco) in order to provide such Redeeming Member with a basis for such delay or revocation. If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 9.01(c), the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as Pubco, the Company and such Redeeming Member may agree in writing).

(d) The number of shares of Class A Common Stock or the Redeemed Units Equivalent that a Redeeming Member is entitled to receive under Section 9.01(b) shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member transferred and surrendered the Redeemed Units to the Company prior to such date; provided further, however, that a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.

(e) In the event of a reclassification, reorganization, recapitalization or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, securities or other property, then in exercising its Redemption Right a Redeeming Member shall be entitled, in the case of a Redemption effected using the Share Settlement method, to receive the amount of such security, securities or other property that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, securities or other property, this Section 9.01(e) shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(f) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by Pubco or is proposed to Pubco or its stockholders and approved by the board of directors of Pubco or is otherwise effected or to be effected with the consent or approval of the board of directors of Pubco, each Member (other than Pubco) shall be permitted to participate in such Pubco Offer by delivery of a Redemption Notice (which Redemption Notice shall be effective immediately prior to the consummation of such Pubco Offer (and, for the avoidance of doubt, shall be contingent upon such Pubco Offer and not be effective if such Pubco Offer is not consummated)). In the case of a Pubco Offer proposed by Pubco, Pubco shall use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Economic Members to participate in such Pubco Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination. For the avoidance of doubt (but subject to Section 9.01(g)), in no event shall the Members be entitled to receive in such Pubco Offer aggregate consideration for each Nonvoting Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Pubco Offer.

(g) Notwithstanding anything to the contrary contained herein, in Pubco Offer, payments under or in respect of the Tax Receivable Agreement shall not be considered part of the consideration payable in respect of any Nonvoting Common Unit or share of Class A Common Stock in connection with such Pubco Offer for the purposes of Section 9.01(f).

(h) Notwithstanding anything to the contrary contained herein, neither the Company nor Pubco shall be obligated to effectuate a Redemption if such Redemption could (as determined in the sole discretion of the Board) cause the Company to be treated as a “publicly traded partnership” or to be taxed as corporation pursuant Section 7704 of the Code or successor provisions of the Code.

Section 9.02. Election and Contribution of Pubco. In connection with the exercise of a Redeeming Member’s Redemption Rights under Section 9.01(a), Pubco shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 9.01(b). Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 9.01(b), or has revoked or delayed a Redemption as provided in Section 9.01(c), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) Pubco shall make its Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement) required under this Section 9.02, and (ii) in the event of a Share Settlement, the Company shall issue to Pubco a number of Nonvoting Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company elects a Cash Settlement, Pubco shall be obligated to contribute to the Company only an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by Pubco of a number of shares of Class A Common Stock equal to the number of Redeemed Units to be redeemed with such Cash Settlement, which in no event shall exceed the amount paid by the Company to the Redeeming Member as Cash Settlement; provided that, for the avoidance of doubt, if the Cash Settlement to which the Redeeming Member is entitled exceeds the amount that is contributed to the Company by Pubco, the Company shall still be required to pay the Redeeming Member the full amount of the Cash Settlement. The timely delivery of a Retraction Notice shall terminate all of the Company’s and Pubco’s rights and obligations under this Section 9.02 arising from the Redemption Notice.

Section 9.03. Reservation of Shares of Class A Common Stock and other Procedures.

(a) At all times Pubco shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude Pubco from satisfying its obligations in respect of any such Redemption by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of Pubco) or the delivery of cash pursuant to a Cash Settlement. Pubco shall deliver shares of Class A Common Stock that have been registered under the Securities Act with respect to any Redemption to the extent a registration statement is effective and available for such shares. Pubco shall use its commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon any such Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed or quoted on at the time of such Redemption (it being understood that any such shares may be subject to transfer restrictions under applicable securities laws). Pubco covenants that all shares of Class A Common Stock issued upon a Redemption will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article IX shall be interpreted and applied in a manner consistent with the corresponding provisions of Pubco’s certificate of incorporation.

(b) The shares of Class A Common Stock issued upon a Redemption, if any, shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(c) If (i) any shares of Class A Common Stock may be sold pursuant to a registration statement that has been declared effective by the SEC, (ii) all of the applicable conditions of Rule 144 are met or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, Pubco, as applicable, upon the written request of the Member thereof shall promptly provide such Member or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any), with new certificates (or evidence of book-entry shares) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Member shall provide Pubco with such information in its possession as Pubco may reasonably request in connection with the removal of any such legend.

(d) Pubco shall bear all expenses in connection with the consummation of any Redemption, whether or not any such Redemption is ultimately consummated, including any transfer taxes, stamp taxes or duties or other similar taxes in connection with, or arising by reason of, any Redemption; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Member), then such Member and/or the Person in whose name such shares are to be delivered shall pay to Pubco the amount of any transfer taxes, stamp taxes or duties or other similar taxes in connection with, or arising by reason of, such Redemption or shall establish to the reasonable satisfaction of Pubco that such tax has been paid or is not payable.

Section 9.04. Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption and all governance or other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption shall relieve such Redeeming Member of any prior breach of this Agreement.

Section 9.05. Tax Treatment. The parties hereto acknowledge and agree that each Redemption pursuant to this Article IX shall be treated as a taxable sale of Units by the Redeeming Member from Pubco pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state, local or foreign tax law).

ARTICLE X.

LIMITATION ON LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 10.01. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.

Section 10.02. Exculpation and Indemnification.

(a) No Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by the Board or such Covered Person in good faith on behalf of the Company. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c) The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable out-of-pocket fees and expenses of outside counsel and other advisors), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount (i) is as a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company, (ii) results from its contractual obligations under any Formation Document to be performed in a capacity other than as a Covered Person or (iii) results from the breach by any Member (in such capacity) of its contractual obligations under this Agreement; provided that in no event shall the Company be required to indemnify a Member for any loss of such Member’s Capital Contribution or other investment loss or taxes imposed in connection with such Member’s interest in the Company. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than any Formation Document), other than by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company, the Company shall reimburse such Covered Person for its reasonable outside counsel legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(d) The obligations of the Company under Section 10.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(e) Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all outside attorneys’ fees and related disbursements), in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the Delaware LLC Act, (ii) this Agreement, (iii) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person has rights to indemnification, advancement of expenses and/or insurance, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee- Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (i) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (iii) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third party beneficiaries with respect to this Section 10.02(e), entitled to enforce this Section 10.02(e) as though each such Indemnitee-Related Entity were a party to this Agreement. For the avoidance of doubt, the Company acknowledges and agrees that insurance policies carried by the

Indemnitee-Related Entities may have provisions reflecting the allocation of liability set forth in this Section 10.02(e). The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 10.02(e) as though each such Controlled Entity was the “Company” under this Agreement. For purposes of this Section 10.02(e), the following terms shall have the following meanings:

(i) The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity also may have an indemnification or advancement obligation.

(ii) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

ARTICLE XI.

DISSOLUTION AND TERMINATION

Section 11.01. Dissolution.

(a) The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.

(b) No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Applicable Law, hereby waives any rights to take any such actions under Applicable Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware LLC Act.

(c) The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”): (i) the expiration of forty-five (45) days after the sale or other disposition of all or substantially all of the assets of the Company; or (ii) upon the approval of the Board.

(d) The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 11.02. Winding Up of the Company.

(a) The Board shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Board shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware LLC Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii) second, to the Economic Members in the same manner as distributions under Section 5.03(b), subject to Section 5.03(e).

(c) Distribution of Property. In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of Property in-kind, subject to the priority set forth in Section 11.02, the liquidating trustee shall have the right to compel each Economic Member to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Economic Member, corresponding as nearly as possible to such Economic Member’s Economic Percentage Interest), with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith, subject to the last sentence of Section 5.03(d).

Section 11.03. Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company shall have been distributed to the Members in the manner provided for in this Article XI, and the certificate of formation of the Company shall have been cancelled in the manner required by the Delaware LLC Act.

Section 11.04. Survival. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

ARTICLE XII.

MISCELLANEOUS

Section 12.01. Expenses. Subject to the terms and conditions of the Master Transaction Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 12.02. Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the Board, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 12.03. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address or e-mail address specified for such party on the Member Schedule hereto, or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.04. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except to the extent provided herein with respect to Indemnitee-Related Entities and Covered Parties, each of whom are intended third party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.

(b) Except as provided in Article VIII, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Board.

Section 12.05. Jurisdiction.

(a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.03 shall be deemed effective service of process on such party.

(b) EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY DESIGNATES CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 251 LITTLE FALLS DRIVE, WILMINGTON, NEW CASTLE COUNTY, DELAWARE 19808, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 12.03 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 12.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.07. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.08. Entire Agreement. This Agreement and the Formation Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee-Related Entities and Covered Parties, each of whom are intended third party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.

Section 12.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 12.10. Amendment.

(a) Except as set forth in Section 12.10(b), no amendment to this Agreement may be made without the prior written consent of the Board and a majority in interest of the Economic Members.

(b) Notwithstanding Section 12.10(a), this Agreement, including the Member Schedule, can be amended at any time and from time to time by the Board, acting alone: (i) to reflect the admission of new Members or Transfers of Units, each as provided by and in accordance with the terms of this Agreement, (ii) to effect any subdivisions or combinations of Units made in compliance with Section 4.02(c) and (iii) to issue additional Nonvoting Common Units or any new class of Units (whether or not pari passu with the Nonvoting Common Units) in accordance with the terms of this Agreement.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.11. Confidentiality.

(a) Each Member shall, and shall direct those of its Affiliates and their respective directors, officers, members, managers, stockholders, partners, employees, attorneys, accountants, consultants, trustees and other advisors (the “Member Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information to any Person other than a Member Party who agrees to keep such Confidential Information confidential in accordance with this Section 12.11, in each case without the express consent, in the case of Confidential Information acquired from the Company, of the Company or, in the case of Confidential Information acquired from another Member, such other Member, unless:

(i) such disclosure shall be required by Applicable Law;

(ii) such disclosure is reasonably required in connection with any Audit involving the Company or any Member or its Affiliates;

(iii) such disclosure is reasonably required in connection with any litigation against or involving the Company or any Member;

(iv) such information is publicly disclosed in connection with or as part of Holdings’ or Pubco’s ordinary course investor relations activities; or

(v) such disclosure is reasonably required in connection with any proposed Transfer of all or any part of such Member’s Units in the Company; provided that with respect to any such use of any Confidential Information referred to in this clause (v), advance notice must be given to the Company so that it may require any proposed Transferee that is not a Member to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 12.11 (excluding this clause (v)) prior to the disclosure of such Confidential Information.

(b) “Confidential Information” means any information related to the activities of the Company, the Members and their respective Affiliates that a Member may acquire from the Company or the Members, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Member in violation of this Agreement or any other applicable agreement containing confidentiality provisions signed by such Member), (ii) was available to a Member on a non-confidential basis prior to its disclosure to such Member by the Company, or (iii) becomes available to a Member on a non-confidential basis from a third party; provided such third party is not known by such Member, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement with the Company. Such Confidential Information may include information that pertains or relates to the business and affairs of any other Member or any other Company matters. Confidential Information may be used by a Member and its Member Parties only in connection with Company matters and in connection with the maintenance of its interest in the Company.

(c) In the event that any Member or any Member Parties of such Member is required to disclose any of the Confidential Information, such Member shall use reasonable efforts to provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Member shall use reasonable efforts to cooperate with the Company in any effort any such Person undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 12.11, such Member and its Member Parties shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.

(d) Notwithstanding anything in this Agreement to the contrary, each Member may disclose to any persons the U.S. federal income tax treatment and tax structure of the Company and the transactions set out in the Master Transaction Agreement. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the Company and does not include information relating to the identity of the Company or any Member.

Section 12.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Limited Liability Company Agreement to be duly executed as of the day and year first written above.

BELLRING BRANDS, LLC,
a Delaware limited liability company

By:
Name:
Title:

BELLRING BRANDS, INC.,
a Delaware corporation

By:
Name:
Title:

POST HOLDINGS, INC.,
a Missouri corporation

By:
Name:
Title:

[SIGNATURE PAGE TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT]

Schedule A

Member Schedule

Member	Address	Voting Common Units	Nonvoting Common Units	Formation Date Capital Account Balance	Economic Percentage Interest

Voting Member

BellRing Brands, Inc.	2503 S. Hanley Rd. St. Louis, MO 63144 Attention: General Counsel E-mail:	1		$

Economic Members

Post Holdings, Inc.	2503 S. Hanley Rd. St. Louis, MO 63144 Attention: General Counsel E-mail:	—		$

BellRing Brands, Inc.	2503 S. Hanley Rd. St. Louis, MO 63144 Attention: General Counsel E-mail:	—		$